EXHIBIT 99.1

Integrated Environmental Technologies, Ltd. Reports

Second Quarter and First Half 2016 Financial Results

Little River, SC, – August 11, 2016 – Integrated Environmental Technologies, Ltd. (OTC QB: IEVM) (“IET” or the “Company”), a specialty chemical supplier providing EPA-approved, cost-effective, environmentally friendly cleaning and disinfecting solutions primarily to the oil and gas industry with additional opportunities in healthcare and food production, today reported financial results for the three and six month periods ended June 30, 2016.

Key Second Quarter 2016 Highlights:

●	Second quarter revenues increased by 134% over the first quarter of 2016 which was adversely impacted by the precipitous drop in oil prices (October 2015 through the low occurring in January 2016), while year-over-year comparisons decreased by 50%. Increased order flow is continuing in the current third quarter of 2016 as IET signed two additional Master Service Agreements (MSA) with large independent oil and gas producers in July 2016.

●	Gross margin continues to remain above 60% despite moderate sales volume.

●	The Company reduced monthly cash used in operating activities by approximately $58,000 in the first half of 2016 compared to the first half of 2015, a 28% decrease. During the second quarter of 2016, the loss from operations, adjusted for non-cash expenses, averaged approximately $165,000 per month, down from approximately $186,000 per month during the same period of the previous year.

●	Operating expenses totaled approximately $556,000 in the second quarter of 2016, a 26% decrease over the second quarter of 2015, and a 23% decrease over the first quarter of 2016.

●	Subsequent to second quarter end, the Company raised additional funds totaling $603,500 of gross proceeds from the issuance of zero coupon secured convertible debentures with a face value of $670,577 to support business development initiatives and working capital. The Company believes that this funding, in combination with further cost control efforts initiated during the third quarter of 2016 and the Company’s current revenue trajectory, could carry IET to cash flow breakeven in December 2016.

“Industry wide there is a demand for cost effective solutions to support oil and gas producers. This plays to our strengths and specifically our core offering, Excelyte®, which our customers endorse as a highly effective biocide addressing their H2S challenge that is approximately one-third the cost of current chemical solutions that are less effective and require significant well downtime during treatment. In addition, our customers have noted that Excelyte® greatly reduces the corrosion of equipment, parts and containers, delivering a significant savings for operators. Our mission to achieve profitable growth has been the main focus during the first half of 2016,” commented David LaVance, President and Chief Executive Officer of Integrated Environmental Technologies, Ltd. “Our business development effort has been concentrated on securing MSAs with large independent oil and gas producers, and is expected to have a significant impact on revenue going forward. The first significant MSA signed during 2015 is now yielding activity in two of the basins that we operate in and we are preparing to initiate well maintenance treatments with this customer in a third basin where we currently have a production facility. In addition, the two customers with whom we signed MSAs in July 2016 are scheduled to begin well maintenance treatments in late August 2016. These three MSAs were executed by oil and gas companies that collectively operate over 7,000 wells located within regions near our four production facilities. Our strategy is to continue to sign MSAs with similar size well operators, as well as explore complementary distribution opportunities with chemical companies that focus on the numerous smaller operators within our geographic reach.”

Mr. LaVance continued, “To position IET to achieve profitable growth, we reviewed our overall operating cost structure and reallocated resources in order to enhance our sales and service capacities to meet our growth and profit targets. As a result, IET’s operations are highly efficient, enabling us to achieve breakeven with monthly revenues of approximately $185,000 or $2.2 million annualized.”

IET reported revenues for the second quarter of 2016 of approximately $79,000 compared to $158,000 for the same period of the previous year and $34,000 in the first quarter of 2016. The year-over-year decrease in revenue was largely due to two of the Company’s oil and gas customers that reduced their well maintenance budgets and/or closed down low producing wells at the end of 2015 due to the collapse in oil prices. The 2016 quarter-over-quarter increase in revenues is predominately attributed to an existing customer that expanded Excelyte® well maintenance treatments to additional wells in a second basin. In January 2016, as oil prices had fallen to a low of $26.01/barrel (Europe Brent Spot Price FOB), IET was treating 38 wells and sold approximately 5,560 gallons of Excelyte® during that month. In the month of March 2016, as oil prices recovered to approximately $38/barrel, IET was treating 46 wells and sold approximately 10,780 gallons of Excelyte®, which increased to 74 wells under treatment by end of the second quarter of 2016 with a total of 23,430 gallons delivered during the month of June. The Company estimates, based on its current schedule, that it will be actively treating approximately 130 wells by the end of August 2016.

The Company’s four production facilities servicing oil and gas customers are currently equipped to handle a significant increase in the production and sale of Excelyte® as each production facility has, on average, the capability to produce approximately 170,000 gallons of Excelyte® per month. Equally important is the Company’s capability to deliver product while maintaining its high level of customer service. At its current staff level, IET has the personnel and delivery capacity to roll out treatment to an additional 120 wells every month as well as handle the accumulating number of wells that are continuing maintenance treatments.

The Company reported a net loss of approximately $575,000 (less than $0.01 per basic share) for the second quarter of 2016. This compares to a net loss of approximately $661,000 for the second quarter of 2015 and a net loss of approximately $770,000 for the first quarter of 2016. IET incurred a loss from operations of approximately $507,000 for the second quarter of 2016 compared to a loss from operations of approximately $650,000 in the same period of 2015 and approximately $702,000 in the first quarter of 2016.

IET’s gross profit on revenue in the second quarter of 2016 was approximately $49,000, yielding a gross margin of 62%, compared to a gross profit of approximately $105,000 and gross margin of 67% for the second quarter of 2015 and gross profit of approximately $20,000 and a gross margin of 58% for the first quarter of 2016 during which the Company incurred start-up costs for its operations in the Eagle Ford shale. IET targets gross margin in excess of 70% as it achieves optimal production levels at its four facilities.

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Operating expenses for the second quarter of 2016 totaled approximately $556,000, a decrease of approximately $199,000 (26%) over the same period of 2015 and a decrease of approximately $165,000 (23%) compared to the first quarter of 2016. The substantial reduction in year-over-year operating expenses was primarily attributed to a 26% decrease in research and development expenses due to a reduction in costs related to laboratory testing and consulting fees for regulatory and patent activities, and a 47% decrease in general and administrative expenses as the Company reduced its costs relative to investor and public relations efforts and decreased its stock-based compensation for directors. The 2016 quarter-over-quarter operating expenses continued to decrease across all key areas, including sales and marketing costs, which fell 29% primarily due to a reduction in stock-based compensation expense for employees and a decrease in travel and conference expenses. Subsequent to the end of the second quarter of 2016, IET announced further cost cuts effective July 1, 2016, focused on management and sales compensation in relation to profitable growth targets.

Interest expense for the second quarter of 2016 totaled approximately $68,000, compared to approximately $11,000 incurred in the same period of 2015 and approximately $67,000 incurred in the first quarter of 2016. The year-over-year increase in interest expense was due to the issuance of 12% two-year convertible debentures with a face value of approximately $997,000 in November and December 2015.

For the six months ended June 30, 2016, the Company reported revenues of approximately $113,000 compared to revenues of approximately $308,000 for the same period in 2015. The revenue decrease is attributed to a decrease in Excelyte® sales to two oil and gas customers that reduced their well maintenance budgets and/or closed down low producing wells at the end of 2015 due to the collapse in oil prices, offset by an increase in sales to an existing customer that expanded Excelyte® well maintenance treatments to additional wells in a second basin. Given the lower levels of revenue year-over-year and the start-up costs of new production facilities during the first quarter of 2016, the Company’s gross margin was 61% for the six months ended June 30, 2016 compared to 65% for the same period of 2015.

The Company reduced its selling, general and administrative (SG&A) expenses by approximately $529,000 or 31% for the six-months ended June 30, 2016 compared to the same period in 2015 primarily by reducing stock-based compensation for employees and directors by approximately $384,000, decreasing investor and public relations expenses by approximately $162,000 and reducing corporate travel and conference expenses by approximately $59,000. These expense reductions were partially offset by an approximately $59,000 increase in sales and marketing initiatives and an approximately $98,000 increase in overall costs related to the opening and operation of new production facilities since the end of the second quarter of 2015. During the six-months ended June 30, 2016, the Company’s research and development expenses decreased by approximately 48% to $101,000 primarily due to an approximately $56,000 decrease in stock-based compensation expense for employees and an approximately $42,000 decrease in laboratory testing and regulatory and patent activities. Interest expense during the first half of 2016 increased to approximately $136,000 from approximately $22,000 during the same period of 2015 due to the additional debt incurred by IET during the fourth quarter of 2015. IET reported a net loss for the six months ended June 30, 2016 of $1.3 million (less than $0.01 per basic share) compared to a net loss of $1.7 million ($0.01 per basic share) for the same period in 2015.

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At June 30, 2016, the Company reported cash and cash equivalents of approximately $79,000, accounts receivable of approximately $78,000 and inventory of approximately $104,000. At June 30, 2016, long-term debt totaled approximately $1.3 million, net of discount, and short-term debt totaled approximately $47,000. Subsequent to the end of the second quarter of 2016, the Company received gross proceeds of $603,500 in connection with the issuance of zero coupon secured convertible debentures convertible at $0.01 per share with a face value of $670,557 to nine accredited investors. In connection with the issuance of these debentures, the Company issued warrants to purchase an aggregate of approximately 67.1 million shares of its common stock at $0.01 per share.

On June 30, 2016, IET had approximately 320.6 million shares of common stock outstanding, an increase of approximately 9.2 million shares during the second quarter of 2016 due to the sale of common stock in April 2016 at $0.015 per share, resulting in gross proceeds to the Company of $137,500. The Company’s fully diluted share count increased by approximately 10.8 million to 372.0 million shares (inclusive of all options, warrants and convertible debt) during the second quarter of 2016 primarily due to the issuance of approximately 9.2 million shares of common stock in April 2016 and the issuance of warrants, exercisable at $0.02 per share, to purchase approximately 1.8 million shares of common stock in conjunction with the April 2016 sale of common stock. As of June 30, 2016, the Company had federal and state tax loss carry forwards of approximately $24.4 million, which expire 2021 through 2035.

Conference Call Details:

Date/Time:	Friday, August 12, 2016 – 10:00 a.m. (ET)
Telephone Number:	877-407-9126
International Dial-In Number:	201-493-6751
Internet Access:	http://ecotreatments.equisolvewebcast.com/q2-2016
or
www.ecotreatments.com

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. A replay of the conference call in its entirety will be available approximately one hour after its completion via the Internet Access link above.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, non-porous, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The Company’s EcaFlo® equipment also produces an industrial-grade surfactant that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for oil and gas, janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Company Contact:	Investor Contact:
Tom Gifford	Yvonne L. Zappulla
Executive Vice President & CFO	Managing Director
Integrated Environmental Technologies, Ltd.	Grannus Financial Advisors, Inc.
732-820-1415	212-681-4108
tgifford@ietltd.net	yvonne@grannusfinancial.com

Statements about the Company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the Company may participate; competition within the Company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the Company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

*** Financial Statements Follow ***

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Integrated Environmental Technologies, Ltd.

Consolidated Condensed Balance Sheets

(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash	$79,144	$838,107
Accounts receivable, net	77,825	36,223
Prepaid expenses and other	32,052	14,948
Inventory	104,251	103,220
Total current assets	293,272	992,498

Property and equipment, net	220,642	245,621
Total assets	$513,914	$1,238,119

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$505,722	$209,774
Accrued expenses	298,336	199,893
Customer deposits	2,000	2,000
Convertible debentures	25,000	501,125
Note payable	22,497	--
Total current liabilities	853,555	912,792

Convertible debentures	1,318,834	788,501
Total liabilities	2,172,389	1,701,293

Commitments and contingencies
Stockholders’ deficiency:
Common stock, $.001 par value; 600,000,000 shares authorized; 320,571,243 and 311,404,576 shares, respectively, issued and outstanding	320,571	311,405
Additional paid-in capital	24,145,434	24,005,008
Accumulated deficit	(26,124,480)	(24,779,587)
Total stockholders’ deficiency	(1,658,475)	(463,174)
Total liabilities and stockholders’ deficiency	$513,914	$1,238,119

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Integrated Environmental Technologies, Ltd.

Consolidated Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Sales	$73,338	$151,545	$101,136	$295,622
Leasing and licensing fees	6,000	6,000	12,000	12,000
	79,338	157,545	113,136	307,622
Cost of sales	30,417	52,411	44,676	108,840

Gross profit	48,921	105,134	68,460	198,782

Operating expenses:
General and administrative	235,830	446,286	512,605	1,033,995
Sales and marketing	276,736	249,837	664,421	672,519
Research and development	43,839	59,169	101,208	193,179
	556,405	755,292	1,278,234	1,899,693

Loss from operations	(507,484)	(650,158)	(1,209,774)	(1,700,911)

Other income (expense):
Interest income	22	271	95	390
Interest expense	(67,832)	(11,123)	(135,214)	(22,134)
Total other income (expense)	(67,810)	(10,852)	(135,119)	(21,744)

Net loss	$(575,294)	$(661,010)	$(1,344,893)	$(1,722,655)

Net loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted average shares outstanding, basic and diluted	318,657,324	304,160,495	315,030,950	291,746,739

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